Exhibit 99.4
Synalloy Announces Retirement of Craig Bram and Appointment of Chris Hutter as Interim CEO

RICHMOND, Virginia -(BUSINESS WIRE)-- Synalloy Corporation (NASDAQ: SYNL) today announced that Craig Bram will retire as President and Chief Executive Officer and as a member of the Synalloy’s Board of Directors, effective as of the filing of the Company third quarter Form 10-Q, currently expected to be on November 9, 2020.
Henry Guy, Chairman of the Board of Directors, said, “Craig has been a great asset since joining Synalloy’s Board in 2004 and for the past nine years as President and CEO. He has been the driver behind our acquisition strategy and collection of valuable business assets. Synalloy would not be as well positioned for future growth without his years of vision, leadership, and other numerous contributions.”

Christopher Hutter, a current member of the Board of Directors, has been appointed as the Company’s Interim President and Chief Executive Officer.

Guy said, “Chris is a very accomplished executive in the metals, manufacturing and distribution industries. As we conduct a search for a permanent President and CEO, the Board believes that Chris’ leadership and experience will help guide the Company and our differentiated business units to great success.”

Hutter said, “I am honored and committed to lead the Company and execute on the Board’s strategic vision on an interim basis. I see tremendous opportunity in Synalloy’s businesses and I look forward to working with the Company’s many talented employees to help create meaningful value for shareholders.”

About Chris Hutter
Chris Hutter is the Co-Founder and Manager of UPG Enterprises LLC, a successful high-growth operator of eight premier industrial companies across the metals, manufacturing, distribution and logistics sectors. UPG was founded on the premise that focusing on culture, respect, technology and growth creates a best-in-class organization. Chris received a Bachelors of Science in Finance from the University of Illinois Urbana-Champaign and a MBA in Finance from Lewis University.

About Synalloy Corporation
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel and galvanized pipe and tube, the master distribution of seamless carbon pipe and tube, and the production of specialty chemicals. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

Sally Cunningham: (804) 822-3267